Exhibit No. 10.10
                         General Partnership Agreement
                                of Engelhard/ICC


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                         GENERAL PARTNERSHIP AGREEMENT

                                       OF

                                 ENGELHARD/ICC

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                               TABLE OF CONTENTS

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
                                                                                                                         PAGE
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ARTICLE I                       DEFINITIONS.....................................................................           1
ARTICLE II                      FORMATION OF PARTNERSHIP
                          2.1   Formation.......................................................................           6
                          2.2   Documents.......................................................................           6
                          2.3   Name............................................................................           7
                          2.4   Purposes........................................................................           7
                          2.5   Location and Principal Place of Business........................................           7
                          2.6   Term of Partnership.............................................................           7
                          2.7   Ownership of Property...........................................................           7
ARTICLE III                     PARTNERSHIP CAPITAL
                          3.1   Initial Capital Contributions...................................................           7
                          3.2   Additional Capital Contributions................................................           7
                          3.3   Capital Accounts................................................................           8
                          3.4   Allocation of Items of Partnership Income, Gain, Loss, Deduction and Credit.....           9
                          3.5   Definition of Profits and Losses................................................          10
                          3.6   Special Allocation of Depreciation Recapture....................................          10
                          3.7   Distributions...................................................................          10
                          3.8   Partnership Funds...............................................................          11
                          3.9   Credit Support..................................................................          11
ARTICLE IV                      MANAGEMENT OF THE PARTNERSHIP
                          4.1   Management of the Partnership's Business........................................          11
                          4.2   Management Committee............................................................          12
                          4.3   Engelhard Employees.............................................................          13
                          4.4   Budget and Business Plan Approval...............................................          13
                          4.5   Limitation on Agency............................................................          15
                          4.6   Approved Agreements.............................................................          15
ARTICLE V                       BOOKS AND RECORDS; REPORTS TO PARTNERS
                          5.1   Books and Records...............................................................          15
                          5.2   Financial Reports...............................................................          16
                          5.3   Tax Returns and Information.....................................................          17
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
ARTICLE VI                      PLEDGES, TRANSFERS, ADMISSIONS, WITHDRAWALS
                          6.1   Transfer by Partners............................................................          18
                          6.2   Additional Provisions Relating to Transfer......................................          19
                          6.3   Withdrawals and Admissions Generally............................................          19
                          6.4   Tax Allocation Adjustments; Distributions After Transfer........................          19
ARTICLE VII                     EVENTS OF DEFAULT AND REMEDIES
                          7.1   Events of Default...............................................................          20
                          7.2   Remedies of Non-Defaulting Partner..............................................          21
ARTICLE VIII                    E PARTNER'S PURCHASE OPTIONS
                          8.1   Grant of Options; Option Price..................................................          21
                          8.2   Exercise of Options.............................................................          23
                          8.3   Payment of Option Price.........................................................          23
                          8.4   Acceleration of Options.........................................................          23
ARTICLE IX                      I PARTNER'S PURCHASE OPTION: SALE PROCEDURE
                          9.1   I Partner's Purchase Option; Sale Procedure.....................................          23
ARTICLE X                       DURATION AND TERMINATION OF THE PARTNERSHIP
                         10.1   Events of Termination...........................................................          26
                         10.2   Winding-Up......................................................................          26
ARTICLE XI                      COVENANTS, REPRESENTATIONS AND WARRANTIES
                         11.1   Compliance with Applicable Law..................................................          28
                         11.2   Indemnification of Partners; Contribution.......................................          28
ARTICLE XII                     MISCELLANEOUS
                         12.1   Waiver of Partition.............................................................          29
                         12.2   Modification: Waivers...........................................................          29
                         12.3   Entire Agreement................................................................          29
                         12.4   Severability....................................................................          29
                         12.5   Notices.........................................................................          30
                         12.6   Successors and Assigns..........................................................          30
                         12.7   Counterparts....................................................................          30
                         12.8   Headings........................................................................          30
                         12.9   Construction....................................................................          31
                         12.10  Property Rights; Confidentiality................................................          31
                         12.11  Valuation.......................................................................          32
                         12.12  Governing Law; Effect and Interpretation........................................          32
                         12.13  Merger, etc.....................................................................          32

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                         12.14  Further Actions.................................................................          32
                         12.15  Survival........................................................................          32
ANNEXES
A      Approved Agreements
B      List of Initial Property Contributions
C      Form of Promissory Note
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                         GENERAL PARTNERSHIP AGREEMENT
                                       OF
                                 ENGELHARD/ICC

     THIS GENERAL PARTNERSHIP AGREEMENT OF ENGELHARD/ICC (the 'Partnership') dated as of February 7, 1994, by and among ICC Desiccant Technologies, Inc., a Delaware corporation ('I Partner'), and Engelhard DT, Inc., a Delaware corporation ('E Partner'), as general partners (each of I Partner and E Partner being hereinafter referred to as a 'Partner' and collectively as the 'Partners').

                             W I T N E S S E T H :

     WHEREAS, I Partner, E Partner, ICC Technologies, Inc. and Engelhard Corporation have entered into a Joint Venture Asset Transfer Agreement (the 'Transfer Agreement'), dated as of September 8, 1993, providing for (i) the transfer from I Partner to the Partnership of the ICC Assets (as defined in the Transfer Agreement) (ii) the assumption by the Partnership of the ICC Liabilities (as defined in the Transfer Agreement); and (iii) the transfer from E Partner to the Partnership of the Engelhard Contribution (as defined in the Transfer Agreement); and

     WHEREAS, the parties hereto wish to set forth their respective rights and obligations with respect to the operation of the Partnership, the ICC Assets, the ICC Liabilities and the Engelhard Contribution;

     NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     As used herein, the following terms have the meanings assigned to them in this Article (except as otherwise expressly provided) and include the plural as well as the singular, and all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as in effect in the United States from time to time:

          Affiliate: As defined in the Transfer Agreement.

          Agreement: This General Partnership Agreement of the Partnership as of the date first above written,


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     as the same may be amended from time to time pursuant to the terms hereof.

          Approved Agreements: The agreements listed in Annex A to this Agreement as the same may be amended from time to time in accordance with the provisions hereof and thereof.

          Arm's-length basis: As to any transaction, agreement or other arrangement, being on terms that would be reached by unrelated parties not under any compulsion to contract.

          Bankruptcy: The 'Bankruptcy' of a Partner shall be deemed to have occurred upon the happening of any of the following:

             (a) The valid appointment of a receiver or trustee or other representative to administer all or a substantial portion of a Partner's assets or a Partner's Interest in the Partnership;

             (b) The filing by a Partner of a voluntary petition for relief under the Bankruptcy Code or any similar statute of any jurisdiction or of a pleading in any court or tribunal admitting in writing its inability to pay its debts as they become due;

             (c) The making by a Partner of a general assignment for the benefit of creditors;

             (d) The filing by a Partner of an answer admitting the material allegations of, or its consenting to or defaulting in answering, a petition for relief filed against it in any proceeding under the Bankruptcy Code or any similar statute of any jurisdiction (including any foreign jurisdiction); or

             (e) The entry of an order, judgment or decree by any court of competent jurisdiction, granting relief against a Partner in a proceeding under the Bankruptcy Code or any similar statute of any jurisdiction, and such order, judgment or decree continuing unstayed and in effect for a period of thirty (30) days after such entry.

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          Bankruptcy Code: The Bankruptcy Reform Act of 1978, as amended from time to time, or any state law for the relief of debtors.

          Budget: As at any time, the Partnership's then-effective annual operating and capital budget prepared and approved in the manner contemplated by Section 4.4.

          Business Plan: The Initial Business Plan for the Partnership or the then-effective business plan, as the case may be.

          Capital Account: As defined in Section 3.1.

          Capital Expenditures: Funds spent for additions or improvements to any plant, property or equipment of the Partnership with an economic life exceeding one year.

          Chief Executive Officer: As defined in Section 4.1.

          Chief Financial Officer: As defined in Section 5.1.

          Chief Officers: The Chief Executive Officer and the Chief Operating Officer.

          Chief Operating Officer: As defined in Section 4.1.

          Closing: The date and time when this Agreement was executed and delivered.

          Closing Date: As defined in the Transfer Agreement.

          Code: As defined in the Transfer Agreement.

          Control, Controlling, Controlled: As defined in the Transfer
     Agreement.

          Damages: As defined in Section 7.2.

          Defaulting Partner: As defined in Section 7.1.

          Engelhard: Engelhard Corporation, a Delaware corporation, which owns all of the capital stock of E Partner.

          Engelhard Contribution: As defined in the Transfer Agreement.

          Engelhard Employees: As defined in Section 4.3.


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          E Partner: Engelhard DT, Inc., a Delaware Corporation.

          Event of Default: As defined in Section 7.1.

          Event of Termination: As defined in Section 10.1.

          Exercise Date: As to any given year, the last day of the second month preceding the month in which the Closing Date occurs (for example, if the Closing Date is in December, the Exercise Date for all years shall be October 31).

          Fair Market Value: As to any property, the price at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the facts that are relevant to the purchase and sale of such property, and assuming each party acts on an Arm's-length basis with the expectation of concluding the purchase or sale within a reasonable time.

          Firm: As defined in Section 8.1.

          ICC Assets: As defined in the Transfer Agreement.

          ICC Liabilities: As defined in the Transfer Agreement.

          I Partner: ICC Desiccant Technologies, Inc., a Delaware Corporation.

          Initial budget: The initial Budget of the Partnership as agreed to by the Partners prior to the Closing Date.

          Initial Business Plan: The initial business plan of the Partnership as agreed to by the Partners prior to the Closing Date.

          Initial Capital Account Balance: The amount in the Capital Account of each Partner as of the Closing Date as specified in Section 3.1.

          Initial Property Contribution: As to each Partner, the property contributed by such Partner to the Partnership as an initial capital contribution, which property is identified as such on Annex B annexed hereto and, with respect to I Partner, shall include the ICC Liabilities.



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          Interest: As to each Partner, such Partner's rights to participate in the income, gains, losses, deductions and credits of the Partnership, together with all other rights and obligations of such Partner under this Agreement.

          Losses: As defined in Section 3.5.

          Management Committee: As defined in Section 4.2.

          Management Member: As defined in Section 4.2.

          Net Income: The amount of net income shown on the audited statement of income or such interim reports prepared pursuant to Section 5.2 hereof.

          Non-Defaulting Partner: As defined in Section 7.2.

          Operating Income: For any fiscal year, the Net Income for such year plus the amount of interest expense, if any, for such year (to the extent deducted from Net Income) minus the amount of any payments included in Net Income in such year resulting from a sale or grant of technology or distribution rights not based on a percentage of sales minus the amount of any interest income included in Net Income for such year.

          Option(s): As defined in Section 8.1.

          Partner: I Partner or E Partner and any other Person hereafter admitted to the Partnership in accordance with the terms hereof, but excluding any Person that ceases to be a Partner in accordance with the terms hereof.

          Partnership: Engelhard/ICC, a Pennsylvania general co-partnership.

          Partnership business: The design, manufacture and sale of desiccant wheel components and desiccant air conditioners for the dehumidification and cooling markets, the industrial drying/dehumidification market and the air conditioning and microbe reduction market for health care facilities.

          Partnership Property: As defined in Section 2.7.

          Person or person: As defined in the Transfer Agreement.



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          Profits: As defined in Section 3.5.

          Related Person: As to each Partner, (i) such Partner, (ii) any Affiliate of such Partner, (iii) any director, officer or general partner of, or any stockholder or limited partner known to the Partner to own, directly or indirectly, an equity interest greater than 10% in such Partner or any Affiliate of such Partner, or (iv) any Person in which such Partner or, to the knowledge of such Partner, any Affiliate of such Partner has, directly or indirectly, an equity interest greater than 10%; provided, that I Partner and E Partner shall not be deemed to be Related Persons to each other (nor shall their respective Affiliates) by virtue of their Interests in the Partnership.


          Sharing Percentage: As to each Partner, the percentage specified as follows: I Partner -- 50%; E Partner -- 50%; as such Partner's percentages may be adjusted from time to time in accordance with Article VIII.

          Subsidiary: As defined in the Transfer Agreement.

          Tax Matters Partner: As defined in Section 5.3.

          Transfer Agreement: As defined in the recitals hereto.

          Value Opinion: As defined in Section 8.1.

          $: U.S. dollars.

                                   ARTICLE II
                            FORMATION OF PARTNERSHIP

     2.1 Formation. The Partners hereby form the Partnership as a general partnership under the Partnership Law of the Commonwealth of Pennsylvania. I Partner and E Partner shall be the Partners of the Partnership. Initially, I Partner and E Partner shall be the only Partners. New Partners may be admitted to the Partnership only upon the written agreement of all the Partners or upon a disposition of an Interest in accordance with all applicable provisions hereof and applicable law.

     2.2 Documents. Each Partner shall promptly execute all certificates or other documents, and shall perform or cause to be performed such filings and recordings and other acts as shall from time to time constitute compliance with all requirements for the


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formation and continuation of the Partnership under the laws of the State of Pennsylvania and pursuant to the terms and conditions contained in this Agreement. The Partners, upon the request of the Management Committee, shall cause to be executed and filed for and on behalf of the Partnership any and all documents as shall be required from time to time by the rules and regulations of any regulatory body or commission having jurisdiction over the Partnership. All such acts shall be at Partnership expense.

     2.3 Name. The name of the Partnership is Engelhard/ICC and the Partners shall operate the Partnership under the name of Engelhard/ICC or such other name or names as the Management Committee may select from time to time.

     2.4 Purposes. The purpose of the Partnership shall be to conduct and operate the Partnership Business and to engage in any such other business or activity as may be lawfully engaged in by general partnerships organized under the laws of the State of Pennsylvania. The Partnership shall have all powers necessary to engage in any and all activities which are deemed by the Management Committee necessary or desirable to accomplish the purpose of the Partnership.

     2.5 Location and Principal Place of Business. The location of the principal offices of the Partnership shall be at 441 North 5th Street, Philadelphia, Pennsylvania, or at such other place as may be selected from time to time by the Management Committee.

     2.6 Term of Partnership. The term of the Partnership shall continue for ninety-nine (99) years from the Closing, unless the Partnership is sooner dissolved and terminated as provided in Article X.

     2.7 Ownership of Property. Legal title to all assets, rights and property, whether real, personal or mixed, owned by the Partnership (collectively, the 'Partnership Property') shall be acquired, held and conveyed only in the name of the Partnership or any Subsidiary of the Partnership.

                                  ARTICLE III
                              PARTNERSHIP CAPITAL

     3.1 Initial Capital Contributions. Each Partner shall make an initial capital contribution to the Partnership of the property constituting the initial Property Contributions of such Partner (which shall include the ICC Liabilities with respect to I Partner). The value of the various items of property listed on Annex B hereto contributed to the Partnership are conclusively agreed by the Partners to be calculated in the manner set forth on Annex B and the total value of such contributions are conclusively


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agreed to be calculated in the manner set forth on such Annex B.

     A separate capital account (each a 'Capital Account') shall be maintained for each Partner during the term of the Partnership. Except as otherwise provided in this Agreement, no Partner shall have the right to withdraw any amount from its Capital Account.

     3.2 Additional Capital Contributions. Unless otherwise agreed by unanimous decision of the Management Committee and the Partners, the Partners will not be required to make any additional capital contributions following the Closing.

     3.3 Capital Accounts.

     (a) Subject to the provisions of paragraphs (b), (c) and (d) of this
Section 3.3, the Capital Account of each Partner shall be (i) increased by Profits allocated to such Partner pursuant to Section 3.4 and (ii) decreased by
(A) the amount of cash and the Fair Market Value of any property distributed to such Partner pursuant to Section 3.7 and (B) Losses allocated to such Partner pursuant to Section 3.4, and otherwise maintained in accordance with U.S. Treasury Regulations (specifically Treas. Reg. 1.704-l(b)(2)(iv), as amended from time to time, or its successor provisions) in order for the allocation of Profits and Losses pursuant to Section 3.4 hereof to have substantial economic effect within the meaning of Section 704(b) of the Code. At the election of the Management Committee, the value of Partnership property shall be adjusted in accordance with Treasury Regulation Section 1.704-l(b)(2)(iv)(f) to reflect a revaluation of Partnership property in the event of either (i) a contribution of money or other property to the Partnership by a new or existing Partner as consideration for an interest in the Partnership; or (ii) a distribution of money or property by the Partnership to a retiring or continuing Partner as consideration for an interest in the Partnership. If a Partner contributes to the Partnership property to which Section 704(c) of the Code applies, or if a revaluation of Partnership property occurs under one of the circumstances described in the preceding sentence, the Capital Accounts shall be adjusted as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

     (b) Immediately prior to the distribution of any property (other than cash) to a Partner, the Capital Account of each Partner shall be increased or decreased, as the case may be, to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not previously


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been reflected in the Capital Accounts) would be allocated among the
Partners if there were a taxable disposition of such property for its Fair Market Value on the date of the distribution.

     (c) Immediately prior to a distribution of money or other property by the Partnership to a retiring or continuing Partner as consideration for an Interest in the Partnership, the Capital Account of each Partner shall be increased or decreased, as the case may be, to reflect the Fair Market Value of all the Partnership Property. Such adjustment shall reflect the manner in which the unrealized income, gain, loss or deduction inherent in such property (that has not previously been reflected in the Capital Accounts) would be allocated among the Partners if there were a taxable disposition of such property for its Fair Market Value on the date of the contribution or distribution.

     (d) No Partner shall be entitled to interest on its capital contributions or on the positive balance in its Capital Account and no such interest shall be accrued.

     3.4 Allocation of Items of Partnership Income, Gain, Loss, Deduction and Credit.

     (a) Except as otherwise set forth in this Article III, all Partnership Profits and Losses and other items of income, gain, loss, deduction and credit, including, but not limited to, any tax credits and cost recovery deductions, as determined for U.S. Federal income tax purposes, shall be allocated to the Partners in accordance with their respective Sharing Percentages, taking into account both the amount or amounts of such Sharing Percentages and the portions of the year during which such amount or amounts were held. For U.S. Federal income tax purposes, all gain, loss, depreciation or amortization and credits with respect to property which is reflected in the Capital Accounts of the Partners at a basis different from the tax basis of such property shall be allocated pursuant to the principles of Section 704(c) of the Code.

     (b) Any items of income relating to the Partnership's ownership of any foreign corporation, such as 'subpart F income' under the Code, and any credits related thereto which are taken into account for U.S. Federal income tax purposes by the Partnership in the year in which one of the Partners transfers stock of a foreign corporation to the Partnership shall be allocated for U.S. Federal income tax purposes to the transferor to the extent the income is attributable to events occurring prior to transfer to the Partnership; and for all events occurring on or after such transfer to the Partnership, such items shall be allocated in accordance with paragraph 3.4(a).


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     3.5 Definition of Profits and Losses. For purposes hereof, the 'Profits or losses' of the Partnership for any fiscal year shall be the Net Income or loss of the Partnership for such fiscal year, as reflected on the audited statement of income pursuant to Section 5.2 hereof. Where property is reflected in the Capital Accounts at a book basis different from the basis of such property for U.S. Federal income tax purposes, all gain, loss, depreciation and amortization on such property shall be determined for purposes of adjusting Capital Accounts based on the book basis of such property in accordance with U.S. Department of Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

     3.6 Special Allocation of Depreciation Recapture. The parties hereto recognize that part of any gain recognized by the Partnership in any fiscal year on the sale, exchange or other disposition of all or any part of the assets of the Partnership may be treated for U.S. Federal income tax purposes (as a result of the application of Section 1245 or 1250 of the Code) as ordinary income by reason of 'Depreciation Recapture.' It is the understanding and agreement of the parties that, to the extent possible, without increasing the total taxable gain to the Partnership or the amount of taxable gain allocable to any Partner by reason of any such sale, exchange or other disposition, to the extent not attributable, at the time of contribution, to the excess of the basis of contributed property reflected in the Capital Accounts over the tax basis of that property that portion of such gain which shall constitute Depreciation Recapture shall be allocated among the Partners in the proportion that the depreciation deductions (or basis reductions treated as depreciation deductions) giving rise to such Depreciation Recapture were taken by or allocated to the Partners after the Closing Date. Depreciation Recapture with respect to depreciation deductions taken before an asset is contributed to the Partnership will be allocable to the Partner who contributed the asset to the Partnership.

     3.7 Distributions. No Partner shall have the right to demand or receive a distribution from the Partnership, unless otherwise agreed by all the Partners; provided, that, at I Partner's election, the Partnership shall make periodic distributions (in each case in accordance with the Partners' Sharing Percentages) to each Partner in amounts such that, after giving effect to such distribution, I Partner shall have received an amount sufficient to satisfy all federal, state and local income taxes actually payable by I Partner as a result of its Interest in the Profits of the Partnership for such period. In addition, the Partnership shall, at such times as the Management Committee shall determine, distribute cash to the Partners in amounts that the Management Committee determines are in excess of the amounts reasonably necessary for the continued efficient operation of the


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business of the Partnership. All distributions shall be made in accordance with the Partners' Sharing Percentages. Each of the Partners hereby agree to cause the Partnership to make any payments required by Section 2.6 of the Transfer Agreement.

     3.8 Partnership Funds. The Partnership's funds shall not be commingled with funds not belonging to the Partnership and shall be used only for the affairs or business of the Partnership.

     3.9 Credit Support. Engelhard shall provide credit support in the form of a guaranty of a Partnership line of credit from a commercial lending institution selected by the Partnership and approved by Engelhard in the amount of $3,000,000. If a commercial lending institution is not willing to provide the Partnership with such line of credit, then Engelhard itself shall make loans to the Partnership up to $3,000,000 in the aggregate, which loans shall be evidenced by and have the terms set forth in the promissory note of the Partnership set forth on Annex C hereto. The obligation of Engelhard to provide such credit support shall terminate on the fifth anniversary of the Closing Date.



                                   ARTICLE IV
                         MANAGEMENT OF THE PARTNERSHIP

     4.1 Management of the Partnerships Business.

     (a) The general supervisory authority and responsibility for the existence and conduct of the Partnership shall be vested in the Management Committee. Except as expressly delegated by the Management Committee or as expressly delegated herein to the Chief Executive Officer of the Partnership (the 'Chief Executive Officer') and the Chief Operating Officer of the Partnership (the 'Chief Operating Officer'), all significant and material actions by the Partnership require approval of the Management Committee, including, but not limited to, those matters set forth on Schedule 4.1(a) hereto.

     (b) Subject to Section 4.1(a), the day-to-day business and affairs of the Partnership shall be directed and controlled by the Chief Executive Officer and the Chief Operating Officer who shall be employees of the Partnership. The initial Chief Executive Officer shall be Irwin L. Gross and the Chief Operating Officer shall be Carl Dranoff. The Chief Officers shall jointly conduct the Partnership Business in conformity with the Business Plan and Budget on a day-to-day basis and shall have the responsibilities and powers set forth in
Schedule 4.1(b) hereto. If the Operating Income of the Partnership for the fiscal year ended December 31, 1995 or any fiscal year thereafter does not exceed $5,000,000, then at all times thereafter E Partner shall have the


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exclusive right to appoint the Chief Operating Officer and, in such event, I
Partner will have the right to appoint the Chief Financial Officer as provided in Section 5.1.

     4.2 Management Committee. Initially, I Partner shall designate one Individual and E Partner shall designate one individual (each, a 'Management Member') to serve on a committee (the 'Management Committee') which shall be responsible for taking all action required under this Agreement to be taken by the Management Committee. I Partner initially appoints Irwin L. Gross as a Management Member and E Partner initially appoints Robert J. Schaffhauser as a Management Member. Upon E Partner's Sharing Percentage being increased to more than 70%, the size of the Management Committee shall be increased to three (3) Management Members and E Partner shall designate one additional Management Member to the Management Committee, giving E Partner a majority position on such Management Committee. Each of the Management Members appointed by I Partner and E Partner shall have one vote at meetings of the Management Committee, which votes may be exercised in person or by proxy, such votes to be exercised in such manner as I Partner or E Partner, respectively, shall direct.

     The Management Committee shall meet by telephone or, at the request of either Partner, in person, not less frequently than (i) quarterly to receive the report of the Chief Officers and to review development plans, the financial position of the Partnership, the preparation of financial projections, and any material matters relating to the business of the Partnership, (ii) annually to review and approve the annual Budget and revise the Business Plan, and (iii) as often as shall be necessary to take any other action required to be taken or approved by the Management Committee. Any action that may be taken at a meeting of the Management Committee may be taken without a meeting by unanimous written consent of the Management Members or their proxies or by written consent of a majority of the Management Committee or their proxies (in which case a copy of such consent shall be given to any Management Member not signatory thereto).

     Any Management Member shall have the right to call a meeting of the Management Committee by giving ten (10) days' prior written notice to all of the Management Members of the time, date and location (which shall be at the principal office of the Partnership unless otherwise agreed by all of the Management Members) or means of conducting such meeting. The presence or participation in person or by proxy of one representative designated hereunder by each Partner shall constitute a quorum for the taking of any action and any action required or permitted to be taken by the Management Committee shall be by majority vote of the Management Members or their proxies present at such meeting. Any


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 Management Member may be removed without cause at any time by the
Partner who designated such Management Member. If at any time a Partner removes one of its representatives on the Management Committee, such Partner shall give written notice of such removal to the other Partner and shall promptly appoint a successor Management Member to represent such Partner on the Management Committee by giving written notice of such appointment to the other Partner. In the absence of written notice to the contrary, any representative of either Partner shall be conclusively presumed to have the authority to take action by written consent or vote in the name and on behalf of such Partner. Members of the Management Committee shall serve as such without compensation from the Partnership.

     4.3 Engelhard Employees. Engelhard shall have the exclusive right to appoint those employees of the Partnership listed on Schedule 4.3 hereto (the 'Engelhard Employees') who will serve in the positions set forth on such Schedule. Any Chief Financial Officer appointed by E Partner also shall be an Engelhard Employee. The Engelhard Employees will be independent contractors with respect to the Partnership and the base salary, pension, fringe benefits and other compensation of the Engelhard Employees will be paid by Engelhard. The Partnership shall pay Engelhard on a monthly basis for the services of the Engelhard Employees in such amounts as Engelhard pays to such persons plus the cost of fringe benefits at normal budgeted Engelhard allocation rates. In addition, the Partnership shall reimburse Engelhard an amount to be paid to the Engelhard Employees as an incentive bonus each year as determined by the Management Committee. In the event that one or more of the employees listed on
Schedule 4.3 hereto is unwilling or unable to perform services for the Partnership or is dismissed by E Partner, E Partner shall have the right to designate a replacement employee reasonably satisfactory to the Management Committee and such replacement employee shall then become an Engelhard Employee.

     4.4 Budget and Business Plan Approval.

     (a) The Chief Officers shall submit annually to the Management Committee no later than October 31 of each year (i) a proposed Budget for the forthcoming calendar year including an income statement prepared on an accrual basis which shall show in substantially the same detail as the Initial Budget, the revenues and expenses projected for the Partnership's business for the forthcoming calendar year and a cash flow statement which shall show in substantially the same detail as the Initial Budget, the receipts and disbursements projected for the Partnership's business for the forthcoming calendar year and the amount of any corresponding cash deficiency or surplus, and the required capital contributions, if any, and any contemplated borrowings of the

Partnership, (ii) a revised Business Plan for the year covered by the Budget and the succeeding two years containing substantially the same categories of information in substantially the same detail as the Initial Business Plan, and (iii) such other documents as may be reasonably requested by any Partner from time to time. Such Budget and Business Plan shall be prepared on a basis consistent with the Partnership's audited financial statements and generally accepted accounting principles.

     Within 30 days after the submission of such Budget and revised Business Plan, the Management Committee shall advise the Chief Officers in writing whether it approves or disapproves of such Budget and revised Business Plan. If such Budget and revised Business Plan are approved by the Management Committee, then such Budget and revised Business Plan shall be considered approved for all purposes of this Agreement. The Partners hereby approve the Initial Budget and Initial business Plan. If a submitted Budget and revised Business Plan are not approved by the Management Committee, then the Chief Officers and the Management Committee shall promptly meet or otherwise confer for the purpose of attempting to arrive at a budget and revised Business Plan that can secure the approval of the Management Committee.

     (b) If, notwithstanding the foregoing procedures, on January 1 of any year no Budget shall have been approved by the Management Committee for such calendar year, then the Budget for such calendar year shall be identical to the Budget for the prior calendar year (until approval, if any, of a Budget for such calendar year), adjusted to reflect increases or decreases resulting from:

          (i) the operation of escalation or de-escalation provisions in contracts in effect at the time of approval of the prior fiscal year's Budget solely as a result of the passage of time or the occurrence of events beyond the control of the Partnership or elections made under contracts by the Partnership in any prior fiscal year; and

          (ii) increases in expenses attributable to the annualized effect of employee additions during the prior fiscal year contemplated by the Budget for the prior fiscal year.

     Notwithstanding the foregoing, the aggregate amount of Capital Expenditure items in any Budget established pursuant to this Section 4.4(b) for any fiscal year shall be 105% of the amount projected for such fiscal year in the most recent Business Plan to have been submitted with a Budget that received the approval of the Management Committee pursuant to Section 4.4(a). Except as otherwise provided herein, any Budget established pursuant to this

Section 4.4(b) shall be deemed to have been approved by the Management
Committee.

     4.5 Limitation on Agency. No Partner shall have any authority to act for, or to assume any obligation or responsibility on behalf of, another Partner or the Partnership (or to authorize any other Person to do so) except as may otherwise be designated in writing by the Management Committee or as expressly approved by further express written agreement between the Partners.

     4.6 Approved Agreements. Notwithstanding any provision of this Agreement to the contrary, no action by the Management Committee or any Partner shall be required in order to authorize the Partnership to enter into and perform any of the Approved Agreements, nor shall any such action be required in order to authorize the Partnership to renew any Approved Agreement; provided, however, that such renewal shall be pursuant to an automatic renewal provision under the terms of such Approved Agreement or shall be on terms no less favorable to the Partnership than those prevailing prior to such renewal. Each Approved Agreement shall, for purposes of this Agreement, be deemed to be on an Arm's-length basis.

                                   ARTICLE V
                     BOOKS AND RECORDS; REPORTS TO PARTNERS

     5.1 Books and Records.

     (a) At all times during the continuance of the Partnership, the Chief Financial Officer of the Partnership (the "Chief Financial Officer") shall keep or cause to be kept full and complete books of account and business records in which shall be entered fully and accurately each transaction of the Partnership. The initial Chief Financial Officer shall be appointed by E Partner. Unless the Management Committee otherwise determines, the Chief Financial Officer may be removed at any time by E Partner and, upon such removal, a new Chief Financial Officer shall be appointed by E Partner; provided, that in the event that E Partner has appointed the Chief Operating Officer under the circumstances contemplated by Section 4.1(b), then I Partner shall have the right to make such appointment.

     (b) All such books of account and business records shall at all times be maintained at the principal offices of the Partnership; provided, however, that duplicates of such books of account and business records may be maintained in such other place or places as may be designated by the Management Committee. Each of the Partners or its duly authorized representatives shall have the right, upon reasonable notice, at its own expense to examine and inspect, during normal business hours and for any purpose, any of the books of account, business records, properties and operations of the Partnership, and to copy any of the books of account and business records of the Partnership. Such examination, inspection and copying may be conducted by the Partner's own employees, by its own independent certified public accountants, or by its duly authorized representatives. Any information obtained by any Partner of the type described in this Section 5.1 shall be treated as confidential to the extent required by Section 12.10 hereof. The Partnership's books of account and business records shall be filed and preserved for a period of at least seven years and until both Partners agree that such books of account and business records may be disposed of, or such longer period as required by law.

     The Partnership's books of account shall be kept in United States Dollars on an accrual basis in accordance with U.S. generally accepted accounting principles consistently applied. The fiscal year of the Partnership shall end on December 31.

     (c) After the termination of the Partnership or at any time that a Partner ceases to be a Partner in the Partnership, each of the Partners will continue to have the right to examine and inspect any of the books of account and business records of the Partnership for the period of time during which such former partner was a Partner in the Partnership, as such former partner may reasonably request on the same basis as provided in Section 5.1(b).

     5.2 Financial Reports.

     The Chief Financial Officer shall deliver to each Partner, no later than 20 days after the end of each calendar month, a statement of income (loss) for the Partnership for such month prepared in accordance with U.S. generally accepted accounting principles consistently applied. The Chief Financial Officer shall deliver to each Partner, no later than 30 days after the close of each of the first three quarters of the Partnership's fiscal year, and 45 days after the end of each such year, a financial report of the business and operations of the Partnership prepared in accordance with generally accepted accounting principles consistently applied (and, if required by any Partner for purposes of reporting under the Securities Exchange Act of 1934, in accordance with Regulation S-X or any successor regulation), relating to such period, which report shall include a balance sheet, a statement of income (loss) and partners' capital (deficiency) which, in the case of the report furnished after the close of the fiscal year, shall be audited by the Partnership's independent certified public accountants and such other documents as may be reasonably requested by any Partner from time to time. In addition to the foregoing financial statements, the financial report furnished after the close of each fiscal year shall also include a statement of cash flows. Additionally, the Partnership shall provide on a monthly basis any other financial information available which any Partner reasonably requests. The Partnership shall bear the cost of each annual audit and of any other services furnished to the Partnership by its independent certified public accountants. The initial independent certified public accountants of the Partnership shall be Coopers & Lybrand.

     5.3 Tax Returns and Information.

     (a) I Partner is hereby designated 'Tax Matters Partner' for the Partnership and shall be so designated in each U.S. Federal information return filed on behalf of the Partnership. The Tax Matters Partner shall not be liable to the Partnership or any other Partner for any act or omission taken or suffered by it in such capacity in good faith and in the belief that such act or omission is in or is not opposed to the best interests of the Partnership; provided, however, that such act or omission is not in violation of this Agreement and does not constitute gross negligence, fraud or a willful violation of law. Within five business days of receipt, a Partner shall give to the other Partner written notice of the first Partner's receipt from any taxing authority of any notification of any audit or investigation of the Partnership. Each Partner shall have the right to participate in (i) any administrative proceeding relating to the determination of Partnership items at the Partnership level and
(ii) any discussions with the Internal Revenue Service relating to the allocations pursuant to this Agreement and no settlement or compromise of any issue related to said allocations will be made without the consent of all affected Partners.

     (b) The Tax Matters Partner shall cause income tax returns for the Partnership to be prepared and sent (together with related work papers showing allocations to the Partners of the Partnership's taxable income, gains, losses, deductions and credits) to each Partner for review at least ten business days prior to filing, and to be timely filed with the appropriate authorities. The Tax Matters Partner may cause the Partnership to make an election under Section 754 of the Code to adjust the basis of Partnership Property under Sections 734 and 743 of the Code. The Tax Matters Partner may maintain in effect such an election under Section 754 of the Code for taxable years subsequent to the Closing. Subject to Section 4.1(a), the Tax Matters Partner may make such other elections as it shall deem to be in the best interests of the Partnership and the Partners. The Tax Matters Partner may retain outside consultants, accountants and other tax professionals and the costs of such persons, if any, shall be borne by the Partnership.

     (c) The Tax Matters Partner shall cause to be provided to each Partner no later than August 15 of each year information concerning the Partnership's projected Profits or Losses and each class of income, gain, loss, deduction or credit which is relevant to reporting a Partner's share of Partnership income, gain, loss, deduction or credit for purposes of U.S. Federal or state income tax. Information required for the preparation of a Partner's income tax returns shall be furnished to the Partners as soon as possible after the close of the Partnership's calendar year.

     (d) The Tax Matters Partner shall upon request of the other Partner cause the Partnership's attorneys and accountants to confer with attorneys and accountants for the other Partner on any matters relating to a Partnership tax return or any tax election.

     (e) Each Partner and the Partnership will cooperate with and assist, at its own expense, the Tax Matters Partner in connection with any U.S. Federal, state, local or foreign tax matter affecting the Partnership or any entity in which the Partnership has an interest, including, but not limited to, providing any records or supporting data with respect to assets or liabilities transferred to the Partnership, preparing any tax return or assisting as requested on any audit.

                                   ARTICLE VI
                  PLEDGES, TRANSFERS, ADMISSIONS, WITHDRAWALS

     6.1 Transfer by Partners.

     (a) Except with the prior written consent of the other Partner and except as provided in Section 9.1(h), no Partner shall have the right to sell, assign, transfer, pledge or otherwise dispose of, or encumber, directly or indirectly, all or any part of its Interest, in whole or in part, and such transaction shall be void and of no force or effect.

     (b) After any transfer effected with the prior written consent of the other Partner, the transferred Interest shall continue to be subject to all the provisions of this Agreement including, without limitation, the provisions of this Article VI and Article VIII. In the event of a partial transfer of an Interest made in accordance with this Section 6.1, appropriate amendments to this Agreement shall be made so that the rights and obligations of the transferring Partner and the transferee Partner, on the one hand, and the rights and obligations of the non-transferring Partner, on the other hand, after giving effect to the transfer, are the same as the relative rights and obligations of the transferring Partner and the non-transferring Partner hereunder immediately prior to such transfer.

     6.2 Additional Provisions Relating to Transfer. In the case of any transfer of any Interest:

          (i) Except as provided therein, the transfer of an Interest shall not affect the Approved Agreements.

          (ii) The transferee or the transferor shall be required to pay any and all filing and recording fees, fees of counsel and accountants and other costs and expenses reasonably incurred by the Partnership as a result of such transfer.

     6.3 Withdrawals and Admissions Generally. No Partner shall withdraw from the Partnership, except in accordance with Article VI, Article VIII or Article IX.

     No transfer shall be recognized for any purpose until the transferee shall have executed written instruments, unanimously approved by the Management Committee, which provide for such party to become a party to this Agreement and assume the rights and obligations of the transferring Partner hereunder

     Except as the result of a transfer permitted by Article VI, Article VIII or
Article IX, without the consent of all the Partners no Person shall be admitted as a Partner in the Partnership.

     No transfer (whether by sale, assignment, operation of law or otherwise) of any Interest shall be effective to convey any interest in the Partnership until the transferee executes all necessary certificates or other documents and performs all acts required in accordance with the laws of the State of Pennsylvania and any other applicable law, and any and all documents as shall be required from time to time by the rules and regulations of any regulatory body or commission having a jurisdiction over the Partnership, to the full extent the same may be necessary to constitute such transferee a substituted Partner and preserve the status of the Partnership as a partnership after the completion of such transfer in accordance with such laws (excluding transfers to another Partner or to the Partnership). Each such transferee by accepting the transfer of an Interest agrees upon the request of a Partner to execute such certificates or other documents and to perform such acts.

     6.4 Tax Allocation Adjustments. Distributions After Transfer. In the event of a transfer of any Interest, regardless of whether the transferee becomes a substitute Partner, all items of income, gain, loss, deduction and credit for the fiscal period in which the transfer occurs shall be allocated for U.S. Federal income tax purposes between the transferor and the transferee on the basis of the ownership of the Interest at the time the particular item is taken into account by the Partnership for U.S. Federal income tax purposes and assuming that the taxable income, such as 'subpart F income' under the Code, resulting from ownership of any foreign corporation is taken into account by the Partnership, when the events occur giving rise to such income, except to the extent otherwise required by Section 706(d) of the Code. Distributions made on or after the effective date of transfer shall be made to the transferee, regardless of when such distributions accrued on the books of the Partnership.



                                  ARTICLE VII
                         EVENTS OF DEFAULT AND REMEDIES

     7.1 Events of Default. An 'Event of Default' shall be considered to have occurred with respect to a Partner (a defaulting Partner') if:

          (i) Such Partner sells, assigns, transfers, pledges or otherwise disposes of or encumbers, directly or indirectly, all or any part of its Interest, except as permitted in this Agreement, or suffers such sale, assignment, transfer, pledge, disposition or encumbrance to occur; provided, however, that no Event of Default shall be considered to have occurred for 30 days following the involuntary encumbrance of all or any part of such Interest if during such 30-day period such Partner removes any such encumbrance, including, but not limited to, effecting the posting of a bond to prevent foreclosure wherever necessary;

          (ii) Such Partner fails to perform or violates any material term or condition of this Agreement and such failure or violation continues for 45 days after such Partner has been given written notice thereof by the other Partner; provided, however, that if the failure or violation is not a failure to pay money and is of such a nature that it cannot reasonably be cured within such 45-day period, but if it is curable and such Partner in good faith begins efforts to cure it within such 45-day period and continues diligently to do so, it shall have a reasonable additional period thereafter to effect the cure;

          (iii) Such Partner otherwise causes the dissolution of the Partnership in contravention of the terms of this Agreement; or

          (iv) A bankruptcy shall occur with respect to such Partner.

     7.2 Remedies Of Non-Defaulting Partner. Upon the occurrence and during the continuance of an Event of Default, the non-defaulting Partner (the 'Non-Defaulting Partner') may elect:

          (i) to initiate the procedures provided in Sections 8.4 or 9.1(a), or

          (ii) to dissolve the Partnership as provided in Section 10.1(e), in which event the affairs of the Partnership shall be wound up as provided in
     Section 10.2.

     The election of any remedy pursuant to clauses (i) or (ii) of this Section
7.2 shall not for any purpose be deemed to be a waiver of any other remedy available hereunder or under applicable law including, without limitation, the right of either Partner to enjoin such default or to obtain specific performance of the Defaulting Partner's obligations.

     The Defaulting Partner shall be liable to the Partnership and to the Non-Defaulting Partner for any and all damages, losses and expenses (including reasonable attorneys' fees and disbursements) (collectively, 'Damages') suffered or incurred by the Partnership or the Non-Defaulting Partner as a result of such Event of Default; provided, however, that neither the Partnership nor the Non-Defaulting Partner shall have or assert any claim against the Defaulting Partner for indirect, special or consequential Damages suffered or incurred by the Partnership or the Non-Defaulting Partner as a result of an Event of Default.

                                  ARTICLE VIII
                          E PARTNER'S PURCHASE OPTIONS

     8.1 Grant of Options; Option Price. (a) Upon the terms and subject to the conditions set forth in this Article VIII, I Partner hereby grants to E Partner options (the 'Options') to purchase I Partner's entire Interest in the Partnership, such Options to be exercisable as of the Exercise Date in each year pursuant to the following schedule:

                                                              I PARTNER'S
                      EXERCISE DATES                            INTEREST
----------------------------------------------------------   -------------
December 31, 1997.........................................        12.5%
December 31, 1998.........................................        12.5%
December 31, 1999.........................................        12.5%
December 31, 2000.........................................        12.5%

     The Options are cumulative and any Option not exercised on its initial Exercise Date may be exercised at any future Exercise Date; provided that (x) at any time an Option is exercised, all previously unexercised Options must be exercised, (y) if E Partner elects not to exercise both of the first two Options (i.e., the Options having the initial Exercise Dates of December 31, 1997 and December 31, 1998), then all Options shall automatically expire (subject to
Section 8.4) and (z) all Options, to the extent not previously exercised, shall expire on the date which is the 75th day next succeeding the date on which the Partners receive the Value Opinion with respect to the Exercise Date on December 31, 2000. The exercise price for each Option (the 'Option Price') shall be equal to 95% of the Fair Market Value (as hereinafter defined) of the Partnership, determined as of the Exercise Date as to which such Option is being exercised, multiplied by a percentage equal to the Partner's Interest being purchased pursuant to such Option.

     (b) The Partnership shall engage an investment banking firm to be selected by the Partners as provided below (the 'Firm') to render an opinion (the 'Value Opinion') as to its estimate of the Fair Market Value of the Partnership as of the Exercise Date of each year in which an Option is exercisable; provided, that E Partner may waive such requirement for any year in which it does not intend to exercise an option, other than the Exercise Date of December 31, 2000. In selecting the Firm, the Partners shall first try to mutually agree on one of the five following investment banking firms (the 'Eligible Firms'): Dillon, Read & Co. Inc., Goldman Sachs & Co., J.P. Morgan & Co., Merrill Lynch & Co. and S.G. Warburg & Co. If within 10 days the Partners cannot so mutually agree, then the Partners shall promptly meet in person and on a random basis select one name from among the Eligible Partners. If either Partner objects to the Eligible Firm so selected, another name shall be randomly selected and such process shall continue until such time as the Partners agree on the Eligible Firm selected or there is only one Eligible Firm left, in which case that Eligible Firm shall serve as the Firm, unless it cannot be so engaged, in which case it shall be the next to last Eligible Firm that had been randomly selected. In any case, the Firm shall render the Value Opinion in writing to the Partners and the Partnership on or before the 30th day after the Exercise Date of each such year and the cost of such opinion shall be borne entirely by the Partnership.


     8.2 Exercise of Options. Each Option may be exercised by E Partner by the giving of written notice to I Partner of such exercise at any time within 60 days of the Partners' receipt of the Value Opinion with respect to a given Exercise Date and such Option (together with all previously unexercised Options then being exercised) shall be deemed to be exercised as of such Exercise Date.

     8.3 Payment of Option Price. In consideration for the grant by I Partner of the Options, E Partner agrees to pay, or cause to be paid, to I Partner an amount equal to the Option Price for each Option exercised by E Partner plus interest on such amount at a rate per annum equal to three-month London Interbank Offered Rate (LIBOR) as published in the Wall Street Journal from the Exercise Date as to which such Option was exercised. Payment of the Option Price for each Option exercised and such interest shall be made in immediately available funds on or before the tenth day following the giving of notice pursuant to Section 8.2 for which such Option was exercised. Upon payment of the Option Price and such interest, the Sharing Percentage of I Partner shall automatically be decreased (and the Sharing Percentage of E Partner shall be automatically increased) by the amount of the Interest in the Partnership so purchased as of the preceding Exercise Date.

     8.4 Acceleration of Options. Notwithstanding Section 8.1 above, E Partner shall have the right to exercise all Options (to the extent not previously exercised) and purchase I Partner's entire interest in the Partnership after the occurrence of an Event of Default by I Partner by giving notice to I Partner at any time when such Event of Default is continuing. All other terms with respect to the Options shall be as provided in Sections 8.1, 8.2 and 8.3, except that the Value Opinion shall estimate the Fair Market Value of the Partnership as of the date of such notice and the Exercise Date shall be the date of such notice.

                                   ARTICLE IX
                  I PARTNER'S PURCHASE OPTION; SALE PROCEDURE

     9.1 I Partner's Purchase Option; Sale Procedure. (a) Upon the terms and subject to the conditions set forth in this Article IX, in the event that I Partner owns any Interest in the Partnership at any time when an Event of Default by E Partner occurs and is continuing, then within 30 days thereafter, I Partner, at its sole option, may by a written notice to E Partner, purchase E Partner's entire Interest in the Partnership, paying a price in immediately available funds for each 1% Interest of E

Partner equal to the price E Partner would have paid to I Partner for each 1% Interest of I Partner had E Partner elected to purchase I Partner's Interest pursuant to Section 8.4.

     (b) In the event that I Partner holds any remaining Interest in the Partnership on the later of (x) the date which is six months after the last Exercise Date (without regard to any expiration thereof) set forth in the table in Section 8.1 or (y) the date on which E Partner's Options pursuant to Section
8.1 expire, then either Partner, at its option, may on ten (10) days' prior written notice to the other Partner, commence a Sale Procedure as hereinafter provided. Prior to commencing a Sale Procedure the Partner who wishes to commence the Sale Procedure shall negotiate in good faith with the other Partner for a 30-day period and attempt to negotiate a sale of such Partner's Interest to the other Partner on terms satisfactory to both Partners.

     (c) A 'Sale Procedure' shall be the sale of the Interests of all Partners pursuant to this Section 9.1(c). The Interests of the Partners shall be sold according to the following procedures:

          (i) An investment banking firm shall be selected by the Partners in accordance with the same procedures utilized in selecting a firm pursuant to Section 8.1(b) (the 'Sale Firm') and the Sale Firm shall solicit bids (and the identity of the bidder and the amount of the bid shall be made known to each Partner when such bids are received) for the Interests of both the Partners. I Partner and E Partner shall be permitted to bid on the same basis as other bidders;

          (ii) bids (including price and terms) will be solicited for a period of up to 120 days after the Sale Firm has been retained;

          (iii) I Partner and E Partner shall review each bid and will choose a bidder with whom to negotiate a definitive agreement. If I Partner and E Partner fail to choose a bidder with whom to negotiate a definitive agreement, then the Sale Firm, after soliciting input from both Partners to ascertain the best bid, will select the bid and bidder which represents the best overall value for the Interest of the Partners. Each Partner agrees that it will cooperate fully and in good faith in the negotiations for the definitive agreement with the bidder chosen pursuant to the procedures set forth herein; and

          (iv) notwithstanding the foregoing, the Partner who commenced the Sale Procedure will have the right to reject all bids and end the Sale Procedure if such Partner gives 10 days' prior written notice to the other Partner and pays all of the Sale Firm's fees and expenses, subject to any rights of the other Partner to commence a Sale Process as herein provided.

     (d) In the event of a Sale Procedure, E Partner shall cause Engelhard to enter into a new supply agreement with the selected bidder, and the new bidder shall be required to enter into an agreement containing terms substantially similar to the Supply Agreement as in effect immediately prior to the commencement of the Sale Procedure.

     (e) If the Partners jointly decide that the air conditioning business and wheel component business of the Partnership can and should be separated to realize the maximum value, then I Partner will be granted a right of first refusal on the air conditioning business and E Partner will be granted a right of first refusal on the wheel component business.

     (f) During the pendency of the transactions contemplated in this Article, the business and affairs of the Partnership shall be conducted in the ordinary course as provided in this Agreement, unaffected by the pendency of such transactions and the Partners shall remain obligated under this Agreement.

     (g) The closing of the purchase and sale of any Interest pursuant to
Section 9.1 shall be held at an acceptable place on an acceptable date (the 'Sale Closing Date') not more than 90 days after the earlier of the receipt of the notice of election or as provided in the definitive agreement for a Sale Procedure; provided, however, that the Sale Closing Date may be postponed until such time as any consent, approval or authorization required of any governmental or regulatory authority has been obtained; and provided, further, however, that I Partner and E Partner agree to use their best efforts to obtain such consents, approvals or authorizations in a timely manner. At such closing, the party or parties selling the Interest shall assign to the party that is purchasing the Interest or its designee all right, title and interest in the Interest or Interests, free and clear of all liens, claims and encumbrances, and shall execute such documents as may be necessary to effectuate the sale.

     (h) If by the date which is six months after the date referred to in clause
(x) of Section 9.1(b) either no Sale Procedure has been commenced or a Sale Procedure has been commenced but no bidder was selected, either Partner may sell its Interest in the Partnership to a third party in accordance with the terms of Article VI of this Agreement.

                                   ARTICLE X
                  DURATION AND TERMINATION OF THE PARTNERSHIP

     10.1 Events of Termination. The Partnership shall be dissolved and its affairs wound up pursuant to Section 10.2, and this Agreement shall terminate (except as provided in Section 12.15), upon the first to occur of any of the following events (each, an 'Event of Termination'):

          (a) the expiration of the term of the Partnership (provided, however, that the Partners may at any time prior to such expiration amend this Agreement to extend the term);

          (b) the execution by each Partner of a unanimous written consent to dissolution;

          (c) the sale or other disposition of substantially all of the assets of the Partnership;

          (d) the dissolution, winding up, cessation of business, withdrawal or removal of all of the Partners; or

          (e) the election of the Non-Defaulting Partner pursuant to Section 7.2(ii) to terminate the Partnership upon the occurrence and during the continuance of an Event of Default.

     10.2 Winding-Up. Upon the occurrence of an Event of Termination, if the Partnership is not continued as provided herein, the Partnership affairs shall be wound up as follows:

          (a) The Chief Officers shall cause to be made a proper accounting Of the Capital Account of each Partner and of the Profits and Losses of the Partnership from the date of the last previous accounting to the date of dissolution. Financial statements presenting such accounting shall include a report of a certified public accountant. The Chief Officers shall also cause to be prepared a statement of the assets and liabilities of the Partnership as of the date of dissolution.

          (b) The assets and properties of the Partnership shall be liquidated as promptly as possible, and receivables collected, all in an orderly and businesslike manner so as not to involve undue sacrifice. Notwithstanding the foregoing, the Partners may determine not to sell, or authorize the sale of, all or any portion of the assets and properties of the Partnership, in

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


     which event such assets and properties shall be distributed in kind pursuant to Section 10.2(c).

         (c) The proceeds of liquidation under Section 10.2(b) and all other assets and properties of the Partnership shall be applied and distributed as follows in the following order of priority:

          (i) to the payment of the debts and liabilities of the Partnership (including any amounts which may be owed to any Partner or any Affiliate of a Partner in respect of loans made by them or any other amounts owed to any Partner or any Affiliate of a Partner) and the expenses of liquidation;

          (ii) to establish any reserves that the Chief Officers, acting in accordance with sound business judgment, deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, which reserves may be paid over by the Chief Officers to an escrow agent selected by him to be held by such agent for the purpose of (x) distributing such reserves in payment of the aforementioned contingencies and (y) upon the expiration of such period as the Chief Officers may deem advisable, distributing the balance thereof in the manner provided in this
     Section 10.2(c);

          (iii) to the Partners in an amount equal to the positive balance in each Partner's Capital Account, provided that if any assets are to be distributed in kind, they will be valued at their Fair Market Value in the manner set forth in Section 12.11 before the distribution; provided, however, that if the proceeds of distribution and other assets and properties of the Partnership are insufficient to pay in full the positive balance in each Partner's Capital Account, then such distribution shall be made pro rata to the balance in each Partner's Capital Account. This adjustment up (or down) to Fair Market Value will be reflected in an adjustment to the Partners' Capital Accounts in accordance with each Partner's Sharing Percentage immediately prior to any liquidating distribution. If any Partner shall have a negative balance in such Partner's Capital Account immediately prior to a distribution pursuant to this Section 10.2(c)(iii) (and after giving effect to adjustments for deemed gain or loss on property to be distributed in kind), then such Partner shall pay to the Partnership in cash the amount of such negative Capital Account. Any distribution pursuant to this Section 10.2(c)(iii) and any payment by a Partner to the Partnership due to a negative balance in a Partner's
     Capital Account shall be made no later than (1) the end of the Partnership taxable year in which the liquidation of the Partnership occurs or (2) if later, within 90 days after the date of such liquidation. Distributions pursuant to this paragraph may be distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of any Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time in proportion to each Partner's Sharing Percentage; and

          (iv) all remaining amounts shall be distributed to the Partners in accordance with the Partner's respective Sharing Percentages.

     (d) If the value of the Partnership assets, including profits from any sale thereof, are insufficient to pay the liabilities of the Partnership, then such additional liabilities and reserve needs shall be funded by the Partners in accordance with their respective Sharing Percentages.

     (e) The Partners shall comply with all requirements of applicable law pertaining to the winding-up of the Partnership.

                                   ARTICLE XI
                   COVENANTS, REPRESENTATIONS AND WARRANTIES

     11.1 Compliance with Applicable Law. Each Partner shall comply with all applicable laws, regulations, rules and orders of governmental authorities the non-compliance with which would have a material adverse effect on the business affairs or financial condition of the Partnership.

     11.2 Indemnification of Partners; Contribution. The Partnership shall indemnify and hold each Partner harmless from and against any claim, demand, loss, damage, liability or expense (including, without limitation, amounts paid in settlement, reasonable costs of investigation and reasonable legal expenses) incurred by or against such Partner and (i) arising out of or resulting from any act or omission of the Partnership or (ii) relating to the ICC Liabilities (as defined in the Transfer Agreement). As among the Partners, no Partner shall be liable to bear responsibility for more than its Sharing Percentage of each and all of the liabilities and obligations of the Partnership. In the event that (whether before or following any dissolution of the Partnership) either Partner shall be required to pay, discharge or otherwise bear responsibility for any amount of any liability or obligation of the Partnership in excess of such Partner's Sharing Percentage thereof, the other Partner hereby agrees, to the extent not prohibited by law or applicable court order to indemnify, hold harmless and reimburse (directly or through the Partnership) such Partner against such excess. It is the intention of this contribution clause that, following the operation of this clause, each Partner will have borne exactly its Sharing Percentage of the liability or obligation of the Partnership at issue.

                                  ARTICLE XII
                                 MISCELLANEOUS

     12.1 Waiver of Partition. Except as may be otherwise provided by law in connection with the winding-up, liquidation and dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership Property.

     12.2 Modification; Waivers. This Agreement may be modified or amended only with the written consent of each Partner. Neither Partner shall be released from its obligations hereunder without the written consent of the other Partner. The observance of any terms of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party or parties entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the party or parties against which such waiver is to be asserted. Except as otherwise specifically provided herein, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     12.3 Entire Agreement. This Agreement, including the Annexes hereto, and the Transfer Agreement (including the Annexes thereto), represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.

     12.4 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to other Persons or circumstances shall not be affected thereby; provided, however, that the parties shall negotiate in good faith with respect to an equitable modification of the provision or application thereof held to be invalid.

     12.5 Notices. All notices, requests, demands, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date delivered by hand or mailed by registered or certified mail, postage prepaid or sent by overnight courier, and, pending the designation by written notice of another address, addressed as follows:


If to I Partner:          ICC Desiccant Technologies, Inc.
                          441 North 5th Street
                          Philadelphia, PA 19123
                          Attn: Irwin L. Gross

With a copy to:           Mesirov Gelman Jaffe
                          Cramer & Jamieson
                          1735 Market Street
                          Philadelphia, PA 19103
                          Attn: Richard P. Jaffe, Esquire

If to E Partner:          Engelhard DT, Inc.
                          c/o Engelhard Corporation
                          101 Wood Avenue
                          Iselin, NJ 08830-0770

Attention:                Vice President, Corporate Development

With a copy to:           General Counsel

     12.6 Successors and Assigns. Except as otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the Partners, their Affiliates and their respective legal representatives, successors and permitted assigns.

     12.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which for all purposes shall be deemed to be an original and all of which together shall constitute the same agreement.

     12.8 Headings. The Article and Section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

     12.9 Construction. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership. Except as otherwise expressly provided herein, no one, including but not limited to the Partners or any creditor of the Partnership or any of its Partners, shall have any rights under this Agreement against any Affiliate of any Partner.

     12.10 Property Rights; Confidentiality. All books, records and accounts maintained exclusively for the Partnership (including, without limitation, marketing reports and all other data whether stored on paper or in electronic or other form), and any contracts or agreements entered into by or exclusively on behalf of the Partnership, and all technology developed by the Partnership shall at all times be the exclusive property of the Partnership. All property (real or personal or mixed) purchased with Partnership funds, and all moneys held or collected for or on behalf of the Partnership shall at all times be the exclusive property of the Partnership. No Partner shall, during the period such Partner is a Partner and for a period of five (5) years after such Partner has ceased to be a Partner, disclose any confidential or proprietary information with respect to the Partnership to any Person, except (i) with the prior written consent of the other Partner (ii) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (iii) as part of its normal reporting or review procedure to its parent company, its auditors and its attorney; provided, however, that such parent company, auditors and attorneys agree to be bound by the provisions of this Section: (iv) in connection with the enforcement of such Partner's rights hereunder; (v) disclosures to an Affiliate of, or professional advisor to, such Partner in connection with the performance by such Partner of its obligations hereunder; provided, however, that such Affiliate or professional advisor agrees to be bound by the provisions of this Section; (vi) to a prospective purchaser of all or a portion of such Partner's Interest in connection with a sale in accordance with the terms of this Agreement; provided, however, that such prospective purchaser agrees to be bound by the provisions of this Section; (vii) to the extent such information is or becomes generally available to the public other than as a result of the disclosure by such Partner and (viii) to the extent such information is disclosed to such Partner by a third party that is not subject to any confidentiality agreement or is independently developed by such Partner or its Affiliates other than by means of access to confidential information of the Partnership. Except as provided in the immediately preceding sentence, no Partner, nor any of its Affiliates, shall, during the periods referred to in such sentence, use any confidential or proprietary information with respect to the Partnership other than for the benefit of the Partnership.

     12.11 Valuation. To determine the Partnership's Fair Market Value upon liquidation, the Partners shall engage the Firm to render an Opinion as to its estimate of the liquidation value of the Partnership as of the date of the opinion. The Firm shall render its opinion in writing to the Partners and the Partnership within 60 days of its appointment and the cost of such opinion shall be borne entirely by the Partnership.

     12.12 Governing Law; Effect and Interpretation. This Agreement shall be governed by and construed in conformity with the laws of the State of Pennsylvania, without regard to principles of conflicts of laws.

     12.13 Merger, etc. The Partnership shall not merge, consolidate or wind up its business without the consent of each Partner except as otherwise contemplated by Sections 10.1, 10.2 and 7.2(ii).

     12.14 Further Actions. Each Partner shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may be reasonably required in connection with the formation of the Partnership and the achievement of its purposes.

     12.15 Survival. Sections 3.4, 3.5, 3.6, 4.5, 5.1(c), 5.3, 10.2, 11.2, 12.3,
12.10, 12.11 and 12.12 shall survive the termination of this Agreement and the dissolution of the Partnership.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the date first written above.

                                         ICC DESICCANT TECHNOLOGIES, INC.

                                         By: /S/________I. GROSS_______________
                                              Name:   I. Gross
                                              Title:  President

                                         ENGELHARD DT, INC.

                                         By: /S/__R.J. SCHAFFHAUSER____________
                                              Name:   R.J. Schaffhauser
                                              Title:  V.P.